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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 22, 2006

MAGNA ENTERTAINMENT CORP. (Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation)
000-30578 (Commission File Number)	98-0208374 (I.R.S. Employer Identification No.)
337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 (Address of Principal Executive Offices) (Zip Code)
(905) 726-2462 (Registrant's Telephone Number, Including Area Code)
Not Applicable (Former Name or Former Address, if changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

The Registrant today announced that it has amended two financing agreements.

Gulfstream Park Racing Association, Inc., owner and operator of Gulfstream Park, has agreed to amend its existing project financing facility with MID Islandi, sf. by adding a new tranche of up to $21.5 million (plus lender costs and capitalized interest) to fund the design and construction of phase two of the slots facility located on the first floor of the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of 700 slot machines.

Consideration of the amended construction agreement by the Registrant was supervised by the Special Committee of its board of directors consisting of Jerry D. Campbell (Chairman), Louis E. Lataif and William J. Menear.

The Registrant also announced that it has amended its senior secured credit facility to extend the maturity date to March 31, 2007, to make an additional $15.0 million available, and to revise certain financial performance covenants. With the additional amount available, the aggregate commitment under the credit facility is now $40.0 million.

The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The current report is hereby amended to amend Exhibit 10.2 hereto.

Item 9.01    Financial Statements and Exhibits

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
99.1	Press Release dated December 22, 2006.
10.1	Third Amended and Restated Gulfstream Loan Agreement dated December 22, 2006 between Gulfstream Park Racing Association, Inc., MID Islandi SF, Remington Park, Inc. GPRA Thoroughbred Training Center, Inc. and the Registrant.
10.2	Sixth Amending Agreement dated December 22, 2006 between the Registrant and The Guarantors and Bank of Montreal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAGNA ENTERTAINMENT CORP. (Registrant)
December 22, 2006	by:	/s/ WILLIAM G. FORD William G. Ford Corporate Secretary

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SIGNATURES